☐ Equitable Financial Life Insurance Company ☐ Equitable Financial Life Insurance Company of America Mailing address: PO Box 1047, Charlotte, NC 28201-1047 Section C – Juvenile Insurance Questionnaire Juvenile Insurance Forming a Part of the Application for Individual Life Insurance (Please complete all sections.) Proposed Insured Name: Date of Birth (mm/dd/yyyy) Please check the box to confirm acknowledgment. ☐ I, the Parent, Guardian, or Applicant for the Proposed Insured child, am aware that any person who knowingly presents a false statement in an application for life insurance may be guilty of a criminal offense and subject to penalties under state law, and may result in your beneficiaries not receiving the life insurance benefit. Applicant information—If the Applicant is other than the Proposed Owner, please complete the following information. 1. Applicant Name Address City State Zip 2. SSN 3. Relationship to the Proposed Insured Insurance information on Juvenile(s) 4. Are there any other children in the family that are insured for a lesser amount? ☐   Yes ☐   No If “Yes,” please give details 5. Total Amount of Insurance in force on the life of the Applicant $ 6. Total Amount of Insurance in force on the life of the Parent(s)/Legal Guardian $ Proposed Juvenile Insured 7. Current height and weight? Height ft. in.    Weight lbs. 8. Has your weight changed by more than 10 pounds in the last year? ☐   Yes ☐   No    If “Yes”, please provide, Pounds Lost Pounds Gained    Provide Details Primary Care Physician/Facility The following questions pertain to the Medical History of the Proposed Juvenile Insured 9. Do you have a primary care physician/facility?    ☐   Yes ☐   No    a. If “Yes”, provide Physician Name or Facility Name                b. Street Address City State Zip                c. Phone Number                d. When was your last wellness visit/check-up? ☐   Within the last 6 months ☐ 6 months to a year ago ☐ 1 to 2 years ago    ☐ 2 to 5 years ago    ☐   More than 5 years ago    ☐   Never had a wellness visit/check-up Family History 10. Do you have a birth parent or birth sibling who has died of a heart attack, stroke, cancer, or Huntington’s disease before age 60? ☐   Yes ☐   No ☐ I don’t know If “Yes”, please provide the following: Relationship Age At Cause of Death (mother, father, brother, sister) Death X04264_ICC ICC22-JUV-App Page 1 of 4 ICC22-JUV-App

Medical History

If you check "Yes" to any of the conditions on questions, 11-15, please provide details in the chart on page 4.

Check all that apply.

11. Have you ever consulted a medical professional, been diagnosed, or treated by a medical professional for any of the following? ☐ Yes ☐ No

a.
- ☐ Cancer
- ☐ Non-cancerous: Cyst/Tumor/Polyp/Growth

b.
- ☐ CAD (Coronary Artery Disease)
- ☐ Chest Pain
- ☐ Heart Attack
- ☐ Heart Murmur
- ☐ Heart Valve Condition
- ☐ High Blood Pressure
- ☐ High Cholesterol
- ☐ Irregular Heartbeat/Arrhythmia
- ☐ Stroke/Mini Stroke/TIA
- ☐ Other Heart or Blood Vessel Condition

12. In the last 10 years, have you consulted a medical professional, been diagnosed or treated by a medical professional for any of the following, other than already indicated? ☐ Yes ☐ No

Check all that apply.

a.
- ☐ Diabetes/High Blood Sugar
- ☐ Gestational Diabetes/ Diabetes in Pregnancy
- ☐ Glucose Intolerance/ Pre-Diabetes
- ☐ Thyroid Condition
- ☐ Lymph Node or Other Gland Condition

b.
- ☐ Bladder Condition
- ☐ Breast Condition
- ☐ Kidney Condition
- ☐ Prostate Organ Condition
- ☐ Reproductive Condition (other than infertility)
- ☐ Urine abnormalities – blood, protein or sugar in the urine
- ☐ Other Urinary System Condition

c.
- ☐ Asthma
- ☐ Bronchitis
- ☐ Emphysema/COPD
- ☐ Sleep Apnea
- ☐ Tuberculosis
- ☐ Other Respiratory/Lung Condition

d.
- ☐ Anxiety
- ☐ Attention Deficit Hyperactivity Condition (ADHD)
- ☐ Depression
- ☐ Eating Condition
- ☐ Other Emotional or Psychological Condition

e.
- ☐ Cirrhosis of the Liver
- ☐ Crohn's/Ulcerative Colitis
- ☐ Hepatitis
- ☐ Ulcer
- ☐ Other Esophagus, Gallbladder, Bowel/Intestine, Liver, Pancreas or Stomach Condition

f.
- ☐ Arthritis
- ☐ Chronic Pain
- ☐ Gout
- ☐ Lupus
- ☐ Other Bone, Joint, Muscle or Connective Tissue Condition

g.
- ☐ Alzheimer's Disease/Dementia
- ☐ Memory Loss/Cognitive Impairment
- ☐ Multiple Sclerosis
- ☐ Neuritis
- ☐ Paralysis
- ☐ Parkinson's Disease
- ☐ Seizures/Epilepsy
- ☐ Other Brain, Nervous System or Neurological Condition

h.
- ☐ Anemia
- ☐ Blood Condition
- ☐ Immune System Condition

13. Have you ever been diagnosed or treated by a member of the medical profession for Acquired Immune Deficiency Syndrome (AIDS) or tested positive for Human Immunodeficiency Virus (HIV)? ☐ Yes ☐ No

ICC22-JUV-App

Page 2 of 4

14. Other than stated in answers to questions 9 to 13, in the last 5 years have you: a. Consulted or been treated by a medical professional/facility for any reason, including any illness, injury, or surgery (Do not include colds or minor injuries)? ☐   Yes ☐   No b. Been advised by a member of the medical profession to have any diagnostic test, treatment or surgery (except as related to HIV/AIDS) which has not been completed? (Do not include well visit screening test.) ☐   Yes ☐   No 15. Other than stated in answers to questions 9-14, are you being treated for a condition with prescription medication? ☐   Yes ☐   No 16. What best describes your usual alcohol consumption? ☐   Never consumed alcohol    ☐   Don’t currently drink    ☐   Less than 1 time per week    ☐   One time or more per week If “Don’t currently drink” is selected, a. Date last consumed. If “One time or more per week” is selected, b. On average, how many days per week do you drink alcohol? If “One time or more per week”, or “Less than 1 time per week” or “Don’t currently drink” is selected, c. On a typical day when you drink, how many standard drinks do you have? (Standard drink is a: 12 oz beer, <5-6 oz wine, 1 1/2 oz liquor) d. In the last 10 years, have you consulted a medical professional/ facility or received counseling or treatment for alcohol usage? ☐   Yes ☐   No (If “Yes,”    please complete the Substance Usage Questionnaire.) 17. What best describes your marijuana use in the past year? (Include both medicinal and recreational; exclude CBD products.) ☐   One time or less per month ☐ 2 to 8 times a month ☐   More than 8 times per month but less than daily ☐   Daily ☐   Have not used 18. In the last 10 years, have you used, except as legally prescribed by a medical professional: Amphetamines, Barbiturates, Benzodiazepine, Cocaine, Crack, Ecstasy, Hallucinogens, Heroin, LSD, Methadone, Methamphetamines, Morphine, Opiates, PCP, Sedatives, Tranquilizers, Other substances? ☐   Yes ☐   No                (If “Yes”,    please complete the Substance Usage Questionnaire.) 19. In the last 10 years, have you been advised by a medical professional to limit or discontinue the use of drugs (prescribed or non-prescribed) or received treatment or counseling, or been a member in any self-help group, such as Alcoholic Anonymous or Narcotics Anonymous, because of your drug use? ☐   Yes ☐   No                (If “Yes”,    please complete the Substance Usage Questionnaire.) ICC22-JUV-App Page 3 of 4

Remarks Section/Additional Comments List details of all “Yes” answers to questions 11-15. When providing details, please reference Question No./Letter. Also include the following: (1) Name, Address and Phone Number of Medical Professional or facility consulted or seen (Include City & State); (2) Date of Diagnosis (mm/dd/yyyy) and Duration of IIl lness; and (3) Diagnosis/Treatment/Medication. Question No./ Letter ICC22-JUV-App Page 4 of 4